Exhibit 5.1
February 10, 2009
Board of Directors
Bar Harbor Bankshares
82 Main Street
P.O. Box 400
Bar Harbor, Maine 04609-0400

RE:	Securities Registration on Form S-3 and Related Prospectus
Ladies and Gentlemen:
     We are acting as special counsel to Bar Harbor Bankshares, a Maine corporation (the “Company”), in connection with its registration statement on Form S-3 and related Prospectus (the “Registration Statement”) filed with the United States Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the resale from time to time by the selling securityholders pursuant to SEC Rule 415 of: (i) 18,751 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”) of the Company, liquidation preference $1,000 per share; (ii) a warrant to purchase 104,910 shares of the common stock of the Company (the “Warrant”); and (iii) 104,910 shares of common stock of the Company, $2.00 par value per share, issuable upon exercise of the Warrant (the “Warrant Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5) in connection with the Registration Statement.
     In connection with rendering the opinions expressed below, we have examined originals, or copies identified or certified to our satisfaction as being true copies, of the following:
1.	The Registration Statement;

2.	Form of Certificate for the Series A Preferred Stock;

3.	The Warrant;

4.	A certificate of the Secretary of State of the State of Maine regarding the good standing of the Company as of February 9, 2009;

5.	The Company’s Articles of Incorporation as amended to date and certified by the Secretary of State of the State of Maine on February 9, 2009;

6.	The Amended and Restated bylaws of the Company; and

7.	Resolutions adopted by the Board of Directors of the Company and relating, inter alia, to establishment of the Series A Preferred Stock and related Certificate of Designations, the Warrant and the Warrant Shares, certified by the Company’s Clerk.

     In addition, we have reviewed such matters of law and have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate documents, certificates, instruments, proceedings and materials, and have made such other investigations and inquiries as we have deemed relevant and necessary to enable us to express the opinions hereinafter expressed.
     The opinions expressed herein are subject in all respects to the following qualifications, limitations, assumptions and exceptions:
     A. In the course of our review, we have assumed the genuineness of all signatures other than those of the Company, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted as certified or photostatic copies.
     B. Our opinions set forth herein are based upon and rely upon the current state of the law and, in all respects, are subject to and may be limited by future legislation as well as by developing case law. We assume no obligation to update or supplement our opinions set forth herein to reflect any fact or circumstance that may hereafter come to our attention or any change in laws that may hereafter occur.
     C. The opinions expressed herein relate solely to the laws of the State of Maine, and no opinion is expressed with respect to the laws of any other jurisdiction.
     Based upon the foregoing, and subject to the qualifications, limitations, assumptions, and exceptions set forth herein, it is our opinion that:
1.	The shares of Series A Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable;

2.	The Warrant has been duly authorized and constitutes the valid and binding obligation of the Company; and

3.	The Warrant Shares have been duly authorized and, upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable.
     In addition to the qualifications, exceptions and limitations set forth elsewhere in this opinion letter, our opinion expressed above is also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

EATON PEABODY P.A.

By: /s/ David M. Austin

Shareholder